Exhibit 10.1

Actua Corporation

Wind-Down Incentive Plan

Actua Corporation (the “Company”) hereby adopts the Actua Corporation Wind-Down Incentive Plan (the “Plan”) effective as of June 18, 2018 to retain certain employees and incent those employees to maximize value in connection with the monetization of its minority holdings. Pursuant to the Plan, to the extent that the aggregate cash proceeds from the monetization of (1) Instamed Holdings, Inc., (2) Parchment Inc., (3) Relay Holdings, LLC, (4) Savana, Inc. and (5) Stage2 Capital Venture Associates, L.P. exceed the aggregate book value of such assets, the Company shall distribute an aggregate of 10% of such cash proceeds to be allocated among the certain of the Company’s employees.